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EXHIBIT NO. 5.01 & 23.01
                             John C. Thompson, LLC
                             22 East 100 South #403
                           Salt Lake City, UT  84111
                               September 28, 2004

Board of Directors
Emergency Filtration Products, Inc.
175 Cassia Way, Suite A115
Henderson, NV 89014

Re: Emergency Filtration Products, Inc.
    Registration Statement on Form S-8

Ladies and Gentlemen:

I have been retained by Emergency Filtration Products, Inc. (the "Company") in connection with the registration statement (the "Registration Statement") on Form S-8 to be filed by the Company with the Securities and Exchange Commission relating to the securities of the Company. You have requested that I render my opinion as to whether or not the securities proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

In connection with this request, I have examined the following:

  1.  Articles of Incorporation of the Company, and amendments thereto;
  2.  Bylaws of the Company;
  3. Meeting Minutes and Unanimous Consent resolutions of the Company's board of directors;
  4.  The Registration Statement; and
  5.  The Emergency Filtration 2004 Stock Option and Award Plan.

I have examined such other corporate records and documents and have made such other examinations as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and nonassessable under corporate laws of the state of Nevada.

This opinion is limited in scope to the shares to be issued pursuant to the Registration Statement and does not cover subsequent issuance of shares to be made in the future. Such transactions are required to be included in either a new registration statement or a post-effective amendment to the Registration Statement, including updated opinions concerning the validity of issuance of such shares.

Further, I consent to my name being included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.

Sincerely,
JOHN C. THOMPSON, LLC
/S/ John C. Thompson, Esq.